Exhibit 99.1

HOLLYFRONTIER TO ACQUIRE SUNCOR ENERGY’S

PETRO-CANADA LUBRICANTS BUSINESS

Immediately Accretive Acquisition of Strong, Stable, High-Cash Flow Business

Will Significantly Diversify HollyFrontier

Combination of Petro-Canada Lubricants and HollyFrontier’s Tulsa-based Lubricants Business to

Create Fourth Largest Specialty Lubricants Producer in North America

DALLAS – October 31, 2016 – HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) today announced it has entered into a definitive agreement to acquire Suncor Energy’s Petro-Canada Lubricants business for CAD $1.125 billion (or approximately $845 million based on the exchange rate at time of signing), including working capital with an estimated value of CAD $342 million (or approximately $257 million based on the exchange rate at the time of signing). HollyFrontier expects to fund the transaction with a combination of debt and cash on hand, and anticipates the acquisition will be immediately accretive to the Company’s earnings per share and cash flow.

The Petro-Canada Lubricants plant, located in Mississauga, Ontario is the largest producer of base oils in Canada with 15,600 barrels per day of lubricant production capacity, and is the only North American producer of high margin Group III base oils. The facility is downstream integrated from base oils to finished lubricants and produces a broad spectrum of specialty lubricants and white oils which are distributed to end customers worldwide. The Petro-Canada Lubricants business will bring HollyFrontier industry leading product innovation and R&D capabilities, a global sales and distribution network and strong brand portfolio recognized globally. With this transaction, HollyFrontier also acquires a perpetual exclusive license to use the Petro-Canada trademark in association with Lubricants.

With the addition of the Petro-Canada Lubricants business, HollyFrontier will become the fourth largest lubricants producer in North America with a capacity of 28,000 barrels per day, or approximately 10% of North American production. Petro-Canada Lubricants has generated approximately $150 million of EBITDA over the 12 month period ended June, 2016.

George Damiris, President and CEO commented, “This transformative acquisition will diversify HollyFrontier with the addition of a differentiated high margin business with more stable cash flows. Petro-Canada Lubricants is a great business, which combined with our existing Tulsa Lubricants business creates scale and will create a strong platform for growth. We look forward to realizing the operational and financial benefits of this combination to further strengthen our company and drive continued value creation for HollyFrontier. We believe that the transaction will be of benefit to our stockholders, our current and new employees and Canada, especially as we expand the domestic and international reach of PCLI.”

The transaction is subject to regulatory approval and customary closing conditions and is expected to close in the first quarter of 2017.

HollyFrontier was represented by Morgan Lewis & Bockius LLP and Borden Ladner Gervais LLP on this transaction. Goldman, Sachs & Co. acted as exclusive financial advisor to HollyFrontier on this transaction.

The Company has scheduled a conference call to discuss the acquisition for October 31, 2016 at 8:30 am Eastern time.

The participant dial in number is (855) 331-9676 and conference ID is 7531559.

The conference call may also be accessed by webcast at:

https://event.webcasts.com/starthere.jsp?ei=1123432

About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HollyFrontier and certain of its subsidiaries also currently own a 37% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.

Forward Looking Statement:

The statements contained herein relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on HollyFrontier’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although HollyFrontier believes that such expectations reflected in such forward-looking statements are reasonable, HollyFrontier cannot give assurance that such expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	failure of HollyFrontier to successfully close the transaction with Suncor;

•	failure to receive required governmental approvals to close the transaction;

•	inability to successfully integrate Petro-Canada Lubricant’s business with HollyFrontier;

•	the demand for refined petroleum products and lubricant products in markets HollyFrontier and Petro-Canada Lubricants serve;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries;

•	the effects of current and future government regulations and policies;

•	HollyFrontier’s operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in HollyFrontier’s Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information about the Company may be found on its website at www.hollyfrontier.com.

HollyFrontier Corporation

Julia Heidenreich, 214-954-6510

Vice President, Investor Relations

or

Craig Biery, 214-954-6510

Manager, Investor Relations